Exhibit 99.1

FOR IMMEDIATE RELEASE

TYME Technologies, Inc. Provides Business Update and Announces Third Fiscal

Quarter 2022 Financial and Operating Results

•

Georgetown University and associated Georgetown Medstar Centers continued enrollment in Phase II OASIS trial evaluating the potential benefits of oral SM-88 for patients with metastatic HR+/HER2- breast cancer after treatment with a CDK4/6 inhibitor

•	On track for mid-2022 full enrollment of HopES trial for SM-88 used in patients with high-risk Ewing’s and other sarcoma types

•	Pursuing options to diversify the clinical pipeline

•	Well-capitalized position, with $92.0 million in cash and marketable securities as of December 31, 2021

•	Company to host live conference call and webcast today, February 11, at 8:30 AM ET

BEDMINSTER, N.J.— (BUSINESS WIRE) February 11, 2022—TYME Technologies, Inc. (Nasdaq: TYME) (the Company or TYME), an emerging biotechnology company developing cancer metabolism-based therapies (CMBTs™), announced financial and operating results for its third fiscal quarter ended December 31, 2021.

Third Fiscal Quarter 2022 Business and Recent Highlights:

OASIS Breast Cancer Trial

Patient enrollment in the Phase II OASIS breast trial continued during the third fiscal quarter 2022. The Company is collaborating with Georgetown University in a multicenter Phase II single-arm, open-label study examining SM-88 with methoxsalen, phenytoin, and sirolimus (MPS). The OASIS trial is an investigator-initiated prospective open-label Phase II trial evaluating the efficacy and safety of SM-88 with MPS for the treatment of metastatic HR+/HER2- breast cancer after treatment with a CDK4/6 inhibitor. This indication represents approximately 73% of the annual breast cancer diagnoses in the US each year. The trial is being conducted at Georgetown University at a total of five sites within the Georgetown/MEDSTAR system. The Company plans to provide an update on the OASIS breast cancer study during the first half of calendar year 2023.

HopES Sarcomas Trial

Patient enrollment in the HopES sarcomas trial continued during the third fiscal quarter 2022. The HopES trial is an open-label Phase 2 investigator-sponsored trial of SM-88 therapy in sarcoma, sponsored by The Joseph Ahmed Foundation. This trial has two cohorts, each expecting to enroll 12 patients. The first is SM-88 with MPS as salvage treatment in patients with mixed rare sarcomas, and the other is SM-88 with MPS as maintenance treatment for patients with metastatic Ewing’s sarcoma who had not progressed on prior therapy. The primary objective is to measure Overall Response Rate and Progression Free Survival. The Company anticipates that the trial will complete enrollment by mid-2022.

Pre-clinical Pipeline Program

The Company has begun a comprehensive translational preclinical program focused on SM-88 MOA and Biomarker Identification/Validation and has engaged Evotec, a leading global research and development company, to aid in the execution of these activities. TYME is also incorporating several complementary academic collaborations into this multi-faceted program. The overall goal of these activities is to potentially identify actionable biomarkers of sensitivity and activity to SM-88 in various cancers, complementary combination drugs strategies for SM-88, and other cancer metabolism targets that could be targeted for treatment. The goal of the biomarker preclinical program is to identify areas where SM-88 produces a significant response, with the aim of expanding to other indications.

“We had good momentum this past quarter enrolling patients in our breast and sarcoma trials. We also continued to advance our tumor targeting technology and COVID–19 pre-clinical programs. Additionally, our MOA and Biomarker work has commenced as planned,” said Richie Cunningham, Chief Executive Officer of TYME Technologies.

Precision Promise Trial

On January 26, 2022, the Company announced the discontinuation of SM-88 with MPS in the Precision Promise trial in metastatic pancreatic cancer (mPDAC) upon learning from the trial sponsor, Pancreatic Cancer Action Network (PanCAN), that it discontinued the arm due to futility compared to the control of standard of care chemotherapy in second-line mPDAC. Based on the information provided by PanCAN, the overall survival for SM-88 with MPS in monotherapy was lower compared to standard of care chemotherapies with either Gemcitabine and Abraxane or modified FOLFIRINOX.

Strategic Review Update

A key goal coming out of the Company’s 2021 strategic review was to diversify the development pipeline by disease state, and TYME has commenced a process to examine additional options. A strong balance sheet, including $92.0 million of cash on hand, enables the Company to explore a number of avenues. Prior data indicated that SM-88 demonstrated confirmed responses in 15 different cancer types in both a First in Human study and a Compassionate Use program, and the Company is continuing its biomarker work to determine whether there is additional compelling data to commence a trial utilizing SM-88 in a new indication. Concurrently, TYME will be initiating searches for promising in-development cancer drugs that could be brought into the Company’s pipeline.

“I can assure you the process to diversify our pipeline will be a thorough and thoughtful one. We will carefully consider the benefits of commencing another internal SM-88 program versus looking outside the Company for a new compound. We firmly believe that SM-88 can be an effective agent in the fight against cancer. We also recognize that bringing in a product candidate with a different mechanism of action than SM-88 would add further diversity to our pipeline,” stated Cunningham.

Third Fiscal Quarter 2022 Financial Results

As of the quarter ended December 31, 2021, the Company had approximately $92.0 million in cash and marketable securities, compared to $96.6 million as of the quarter ended September 30, 2021. TYME’s operational cash burn rate for the third quarter of fiscal year 2022 was $4.5 million compared to $5.0 million for the second quarter and $5.9 million for the third quarter of fiscal year 2021.

The burn rate was below the Company’s previous guidance and reflected expenses associated with ongoing clinical trials in breast cancer (OASIS), and sarcoma cancers (HopES), and the newly discontinued Precision Promise trial, as well as reduced costs associated with the discontinued pancreatic cancer trial, TYME-88-Panc Part 2. TYME anticipates that its quarterly cash usage or “cash burn rate” will range from $6.0 to $7.0 million for the remaining quarter of fiscal year 2022, based on costs associated with the Company’s active clinical trials, the ongoing and closeout activities related to the discontinued pancreatic cancer studies, the pre-clinical studies in biomarker and mechanism of action research of SM-88, and TYME-19 pre-clinical studies.

Net loss was $5.3 million for the quarter ended December 31, 2021, or ($0.03) per basic and diluted share, as compared to a net loss of $6.1 million for the quarter ended December 31, 2020, or ($0.05) per basic and diluted share. The decrease reflected lower ongoing trial costs primarily due to the discontinued TYME-88-Panc Part 2 trial.

Adjusted net loss for the three months ended December 31, 2021, was comparable to the GAAP net loss noted above, as the change in fair value of the warrant liability largely offset employee, director, and consultant stock options. Adjusted net loss and adjusted net loss per share are non-GAAP measures. See “Use of Non-GAAP Measures” below for a reconciliation to the comparable GAAP measures.

TYME has reported its full financial results for the quarter ended December 31, 2021, in the Company’s Form 10-Q filed with the Securities and Exchange Commission (“SEC”). TYME’s 10-Q is located in the SEC filings section of the Company’s website.

Conference Call and Webcast Details

Date:	Friday, February 11, 2022

Time:	8:30 AM ET

Toll-free (U.S.)	(866) 601-3896

International	(636) 812-6499

Conference ID	1286376

The webcast will be accessible on the Events & Presentations page of the Investors section of the TYME website, tymeinc.com, and will be archived for 90 days following the event.

Use of Non-GAAP Measures

Adjusted net loss and adjusted net loss per share as presented in this report are non-GAAP measures. The adjustments relate to the change in fair value of warrant liability, amortization of employees, directors and consultants stock options and gain on warrant exchange. These financial measures are presented on a basis other than in accordance with U.S. generally accepted accounting principles (“Non-GAAP Measures”). In the reconciliation tables that follow, we present adjusted net loss and adjusted net loss per share, reconciled to their comparable GAAP measures, net loss and net loss per share. These items are adjusted because they are not operational or because they are significant noncash charges and management believes these adjustments are meaningful to understanding the Company’s performance during the periods presented. These Non-GAAP Measures should be considered a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP. Our definitions of adjusted net loss and adjusted loss per share may not be comparable to similar measures reported by other companies.

About TYME Technologies, Inc.

TYME is an emerging biotechnology company developing cancer metabolism-based therapies (CMBTs™) that are intended to be effective across a broad range of solid tumors and hematologic cancers, while also maintaining patients’ quality of life through relatively low toxicity profiles. Unlike targeted therapies that attempt to regulate specific mutations within cancer, the Company’s therapeutic approach is designed to take advantage of a cancer cell’s innate metabolic weaknesses to cause cancer cell death.

The Company is currently focused on developing its novel compound, SM-88, its preclinical pipeline of novel CMBTTM programs, as well as TYME-19 as a potential therapeutic for SARS CoV-2 diseases. The Company believes that early clinical results demonstrated by SM-88 in multiple advanced cancers, including prostate, sarcomas and breast, reinforce the potential of its emerging CMBT™ pipeline.

For more information about the Company, visit www.tymeinc.com and connect on Facebook, LinkedIn, and Twitter.

About SM-88

SM-88 is an oral investigational modified proprietary tyrosine derivative that is believed to interrupt the metabolic processes of cancer cells by breaking down the cells’ key defenses and leading to cell death through oxidative stress and exposure to the body’s natural immune system. Clinical trial data have shown that SM-88 has demonstrated encouraging tumor responses across 15 different cancers, including lung, breast, prostate and sarcoma cancers with minimal serious grade 3 or higher adverse events. SM-88 is being evaluated in a Phase II study evaluating SM-88 in breast cancer (HR+/HER2-), as well as continuing enrollment of a Phase II study in high-risk metastatic sarcomas. SM-88 is an investigational therapy that is not approved for any indication in any disease.

Learn more.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the Private Securities Litigation Reform Act that involve substantial risks and uncertainties. Such forward-looking statements within this press release include, without limitation, statements regarding our drug candidates and technologies (including SM-88 and TYME- 18) and their clinical potential and non-toxic safety profiles, our drug development plans and strategies, ongoing and planned preclinical or clinical trials, , preliminary data results and the therapeutic design and mechanisms of our drug candidates. The words “believes,” “expects,” “hopes,” “may,” “will,” “plan,” “intends,” “estimates,” “could,” “should,” “would,” “continue,” “seeks,” “anticipates,” and similar expressions (including their use in the negative) are intended to identify forward-looking statements. Forward-looking statements can also be identified by discussions of future matters such as: the effect of the COVID-19 pandemic and the associated impact on the national and global economy as well as impacts on the Company’s ongoing clinical trials and ability to analyze data from those trials; the cost of development and potential commercialization of our lead drug candidate and of other new product candidates; expected releases of interim or final data from our clinical trials; possible collaborations; the timing, scope, status, objectives of our ongoing and planned trials; the success of management transitions and strategic initiatives; and other statements that are not historical. The forward-looking statements contained in this press release are based on management’s current expectations and projections which are subject to uncertainty, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any historical results and future results, performance or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include but are not limited to: the severity, duration, and economic impact of the COVID-19 pandemic; our ability to achieve the intended benefits of our strategic initiatives; that certain information is of a preliminary nature and may be subject to change; uncertainties inherent in the cost and outcomes of research and development, including the cost and availability of acceptable-quality clinical supply, and the ability to achieve adequate start and completion dates, as well as uncertainties in clinical trial design and patient enrollment, dropout or discontinuation rates; the possibility of unfavorable study results, including unfavorable new clinical data, additional analyses of existing data and results that may lead to a discontinuation of trials; risks associated with early, initial data, including the risk that the final data from any clinical trials may differ from prior or preliminary study data or analyses and may not support further clinical development; and that past reported data are not necessarily predictive of future patient or clinical data outcomes; whether and when any applications or other submissions for SM-88 or other drug candidates may be filed with regulatory authorities; whether and when regulatory authorities may approve any applications or submissions; decisions by regulatory authorities regarding labeling and other matters that could affect commercial availability of SM-88 or other drug candidates; the ability of TYME and its collaborators to develop and realize collaborative synergies; competitive developments; the ability of TYME to maintain compliance with Nasdaq listing standards; and the factors described in the section captioned “Risk Factors” of TYME’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021 filed with the U.S. Securities and Exchange Commission on June 10, 2021 as well as subsequent reports we file from time to time with the U.S. Securities and Exchange Commission available at www.sec.gov.

The information contained in this press release is as of its release date and TYME assumes no obligation to update forward-looking statements contained in this release as a result of future events or developments.

Investor Relations:

Lisa M. Wilson, In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com

Source: Tyme Technologies, Inc.

Tyme Technologies, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2021	2020	2021	2020
Revenues	$—	$—	$—	$—
Operating expenses:
Research and development	3,463,281	3,548,992	11,143,108	12,971,735
General and administrative (including $47,000, $109,000, $313,000 and $450,000 of related party legal expenses, respectively)	2,424,294	2,321,974	7,325,552	7,992,735

Total operating expenses	5,887,575	5,870,966	18,468,660	20,964,470

Loss from operations	(5,887,575)	(5,870,966)	(18,468,660)	(20,964,470)
Other income (expense):
Change in fair value of warrant liability	550,095	(228,750)	1,619,404	(3,002,449)
Gain on warrant exchange	—	—	—	2,228,697
Other income	36,122	1,544	94,652	19,057
Interest expense	(16,306)	(22,539)	(56,933)	(77,895)

Total other income (expense)	569,911	(249,745)	1,657,123	(832,590)

Net loss	$(5,317,664)	$(6,120,711)	$(16,811,537)	$(21,797,060)

Basic and diluted loss per common share	$(0.03)	$(0.05)	$(0.10)	$(0.17)

Basic and diluted weighted average shares outstanding	172,206,894	130,172,441	172,206,417	127,611,426

Statements of Comprehensive Loss
Net loss	$(5,317,664)	$(6,120,711)	$(16,811,537)	$(21,797,060)
Other comprehensive loss
Unrealized loss on marketable securities, net of tax	(105,639)	—	(164,196)	—

Comprehensive loss	$(5,423,303)	$(6,120,711)	$(16,975,733)	$(21,797,060)

Reconciliation of Net Loss to Adjusted Net Loss

	Three Months Ended December 31,		Nine Months Ended December 31,
	2021	2020	2021	2020
Net loss (GAAP)	$(5,318,000)	$(6,121,000)	$(16,812,000)	$(21,797,000)
Adjustments:
Change in fair value of warrant liability	(550,000)	229,000	(1,619,000)	3,002,000
Amortization of employees, directors and consultants stock options	604,000	785,000	1,864,000	2,738,000
Gain on warrant exchange	—	—	—	(2,229,000)

Adjusted net loss (non-GAAP)	$(5,264,000)	$(5,107,000)	$(16,567,000)	$(18,286,000)

Reconciliation of Net Loss Per Share to Adjusted Net Loss Per Share

	Three Months Ended December 31,		Nine Months Ended December 31,
	2021	2020	2021	2020
Net loss per share (GAAP)	$(0.03)	$(0.05)	$(0.10)	$(0.17)
Adjustments:
Change in fair value of warrant liability	*	*	(0.01)	0.02
Amortization of employees, directors and consultants stock options	*	0.01	0.01	0.02
Gain on warrant exchange	—	—	—	(0.02)

Adjusted net loss per share (non-GAAP)	$(0.03)	$(0.04)	$(0.10)	$(0.15)

*	The effect of the change was negligible to the adjusted net loss per share.